UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 10, 2015

STAPLES, INC.

(Exact name of registrant as specified in charter)

Delaware	0-17586	04-2896127
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Five Hundred Staples Drive, Framingham, MA	01702
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 508-253-5000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒               Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On April 10, 2015, Staples, Inc. (the “Company”) entered into an agreement (the “Agreement”) with Starboard Value and Opportunity Master Fund Ltd and certain entities and natural persons listed on Exhibit A of the Agreement and their affiliates (collectively, “Starboard”), who beneficially own, in the aggregate, 24,481,811 shares of common stock of the Company, representing approximately 3.8% of the Company’s outstanding common stock as of the date hereof.

Pursuant to the Agreement, the Company’s Board of Directors (the “Board”) agreed to nominate for election to the Board at the Company’s 2015 annual meeting of stockholders, currently scheduled to be held on June 1, 2015 (the “2015 Annual Meeting”), one of the candidates previously identified by Starboard, and on April 10, 2015, the Company announced that Kunal S. Kamlani would be such nominee (the “Nominee”).

If the Nominee is unable to serve as a director, resigns as a director or is removed as a director before the Company’s 2016 annual meeting of stockholders (the “2016 Annual Meeting”) and at such time Starboard beneficially owns at least the lesser of 3.0% of the Company’s then outstanding shares of common stock and 19,214,613 shares of the Company’s common stock (subject to adjustment for stock splits, reclassifications, combinations and similar adjustments), then Starboard will be entitled to recommend a replacement director who must be independent of Starboard, qualify as an “independent director” pursuant to NASDAQ listing standards and have relevant financial and business experience to fill the resulting vacancy.  The appointment of a replacement director is subject to the approval of the Nominating and Corporate Governance Committee of the Board after exercising its fiduciary duties in good faith, which approval shall not be unreasonably withheld.

A copy of the Agreement is filed with this Form 8-K and attached hereto as Exhibit 10.1. The foregoing description of the Agreement is qualified in its entirety by reference to the full text of the Agreement.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

A director of the Company, Justin King, determined not to stand for reelection to the Board at the 2015 Annual Meeting because of his view that the Board should not have approved the Agreement with Starboard.  A copy of an email from Mr. King to Ronald Sargent, Chairman and CEO of the Company, and Robert Sulentic, a Company director, regarding Mr. King’s decision not to stand for reelection is attached to this Current Report on Form 8-K as Exhibit 99.1.

Item 8.01    Other Events.

On April 10, 2015, the Company announced that it will nominate Mr. Kamlani for election to the Board at the 2015 Annual Meeting.  The election of directors will take place at the 2015 Annual Meeting.

A copy of the press release announcing Mr. Kamlani’s nomination for election to the Board at the 2015 Annual Meeting is attached to this Current Report on Form 8-K as Exhibit 99.2.

Item 9.01    Financial Statements and Exhibits

The exhibits listed on the Exhibit Index immediately preceding such exhibits are filed as part of this Current Report on Form 8-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	April 10, 2015	Staples, Inc.

		By:	/s/ Michael T. Williams
Michael T. Williams
Executive Vice President,
General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Agreement, dated April 10, 2015, by and among Staples, Inc. and the entities and natural persons listed on Exhibit A to the Agreement, including Starboard Value and Opportunity Master Fund Ltd.

99.1	Email from Justin King to Ronald Sargent and Robert Sulentic, dated April 10, 2015.

99.2	Press release dated April 10, 2015.